EXHIBIT 10.53

KB HOME
2014 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
This Stock Option Agreement (“Agreement”) is made on [DATE] (“Award Date”) by and between KB Home, a Delaware corporation (“Company”), and [NAME] (“Holder”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2014 Equity Incentive Plan (“Plan”).
A G R E E M E N T
1.    Award. Subject to the terms of the Plan and this Agreement, the Company hereby grants to Holder an option (“Option”) to purchase from the Company an aggregate of [SHARE #] shares of Common Stock of the Company, at the purchase price of $[VALUE] per share, the Option to be exercisable as hereinafter provided. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.    Vesting. Subject to Section 3 below, the Option shall vest and be exercisable in accordance with the dates and terms specified in the following vesting schedule so long as Holder does not experience a Termination of Service prior to the applicable vesting dates set forth below:

On		Shares Subject to Purchase

[DATE]		33 1/3% of Grant
[DATE]	an additional	33 1/3% of Grant
[DATE]	an additional	33 1/3% of Grant
Upon a Termination of Service, the portion of the Option that is unvested and unexercisable as of the date of such termination shall immediately expire without any consideration therefor.
3.    Additional Vesting Terms. Without limiting the generality of the foregoing, it is understood and agreed that the Option is subject to the following additional terms and conditions and to the terms and conditions of the Plan:
(a)     100% of the Option will vest and become immediately exercisable upon Holder’s Termination of Service as a result of Retirement, death or Disability. The Company shall have the sole right to determine whether Holder’s Termination of Service constitutes a Retirement. “Disability” means (i) “disability” as defined in any employment agreement then in effect between Holder and the Company or applicable Affiliate or (ii) if not defined therein, or if there shall be no such agreement, “disability” as defined in the long-term disability plan then maintained by the Company or the applicable Affiliate, or (iii) if there shall be no plan, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Holder to be unable to perform in all material respects his or her duties and responsibilities to the Company or applicable Affiliate or any substantially similar duties and responsibilities. The Company shall have the sole right to determine whether Holder’s Termination of Service constitutes a Disability.
(b)    The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the limitations on acceleration of vesting set forth in the Plan. If and to the extent so accelerated, the applicable balance of the Option shall vest as of the date or upon the occurrence of the condition specified by the Committee.

4.    Exercise of Option.
(a)    The Option, to the extent vested, shall in any event cease to be exercisable and shall expire and terminate to the extent not exercised on the earlier of the following:

(i)	the close of business on [DATE] (“Option Term Date”);

(ii)	ninety (90) calendar days after Holder’s Termination of Service for any reason other than for cause (as determined by the Company), Retirement, death or Disability;

(iii)	the Option Term Date in the event of Holder’s Termination of Service as a result of Retirement, death or Disability;

(iv)
the earlier of one (1) year after the date of Holder’s Termination of Service or the Option Term Date in the event of Holder’s death following a Termination of Service for any reason other than for cause (as determined by the Company), Retirement or Disability, but prior to the scheduled termination of the Option in accordance with this Section 4(a); or

(v)	five (5) calendar days after the date of Holder’s Termination of Service if for cause (as determined by the Company).
(b)    Any exercise of the vested Option shall be made by giving the Company written or electronic notice of exercise specifying the number of shares to be purchased. The notice of exercise shall be accompanied by any additional documents required under the Plan and by full payment of the purchase price and any applicable withholding taxes. Payment may be made by (i) cash or check, (ii) shares of Common Stock owned by Holder (which are not the subject of any pledge or other security interest) having a Fair Market Value on the date of delivery equal to the aggregate payment required, or (iii) delivery of a written or electronic notice that Holder has placed a market sell order with a broker with respect to shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payment required (so long as payment of such net proceeds is then made to the Company upon settlement of such sale); provided that Holder may elect to have the Company withhold shares otherwise issuable upon exercise of the Option in satisfaction of any applicable tax withholding obligation.
(c)     Holder (or Holder’s estate or permitted beneficiary(ies) in the event of Holder’s death) shall have none of the rights of a stockholder of the Company with respect to shares of Common Stock subject to the Option until Holder (or Holder’s estate or permitted beneficiary(ies)) becomes the record owner of such shares following exercise of the Option in accordance with the terms of this Agreement.
5.    No Obligation. Neither the execution and delivery of this Agreement nor the granting of the Option shall confer upon Holder any right to be employed or engaged in any capacity by the Company or any Affiliate, or to continue in such employment or engagement, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge Holder at any time.
6.    Additional Terms and Adjustments. The Option is subject to all of the terms and conditions of the Plan, including without limitation, any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.
7.    Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Holder or other subsequent transfers by Holder of any shares of Common Stock issued to Holder as a result of the exercise of this Option in accordance with the term of this Agreement, including without limitation

(a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers.
8.    Non-Transferability. The Option may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan.
9.    Notice. Any notice given hereunder to the Company shall be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Holder shall be addressed to Holder at Holder’s address as shown on the records of the Company.
10.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. Holder agrees to be bound by the terms and conditions of this Agreement and of the Plan, and that in the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall prevail. All designations, determinations, interpretations, and other decisions under or with respect to this Agreement or the Option will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all persons, including, but not limited to, the Company, any Subsidiary, Holder, any stockholder and any employee of the Company or any Affiliate. HOLDER ACKNOWLEDGES AND AGREES THAT THE COMMITTEE SHALL ADMINISTER THIS AGREEMENT AND THE OPTION, AND THAT HOLDER IS BOUND BY, AND THE OPTION IS SUBJECT TO, ANY TERMS, RULES OR DETERMINATIONS MADE BY THE COMMITTEE.
11.    California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California.
12.    Section 409A. The Option is intended to be exempt from the requirements of Section 409A of the Code, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary in the Plan or in this Agreement, Holder agrees that Holder (or Holder’s estate or permitted beneficiary(ies)) shall be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Holder or for Holder’s account in connection with the Option (including, without limitation, any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold Holder (or Holder’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest or penalties.
13.    Rescission. This Agreement and the grant of the Option evidenced hereby shall be subject to rescission by the Company if an executed original of this Agreement executed by Holder is not received by the Company within four weeks of the Award Date.
14.    Compliance with Laws. Holder acknowledges that the Plan and this Agreement are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Option shall be subject to such restrictions, and Holder shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.
15.    General. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to Holder or the Option, or would disqualify the Option under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision will be stricken as to such jurisdiction, and the remainder of this Agreement will remain in full force and effect. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof and, in the event of any conflict, the text of this Agreement, rather than such titles or headings, will control.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Holder have executed this Agreement as of the day and year first above written.
KB HOME

By:	Jeffrey T. Mezger
President and Chief Executive Officer
HOLDER:
By:___________________________
[NAME]
Date: _________________________

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